                                                                   EXHIBIT 99.2


                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 1

                                    SPBROAD
                SPANISH BROADCASTING FIRST QUARTER 2003 EARNINGS

                                  MAY 13, 2003
                                   1:00 PM CT


Conference Coordinator:    Welcome to the Spanish Broadcasting System First
                           Quarter 2003 Teleconference Call.

                           With us today from Spanish Broadcasting are Raul Alarcon, Jr., Chairman, President and Chief Executive Officer and Joseph Garcia, Executive Vice President and Chief Financial Officer.

                           Copies of the earnings release have been sent to you for your information and reference during this call. If you did not receive this release, please call Brainerd Communicators at (212) 986-6667. If you become disconnected during the teleconference, please hang up and dial (785) 832-1508 to be reconnected.

                           At this time, all participants are in a listen-only mode. We will be conducting a question and answer session later in the conference. At that time, if you have a question, you will need to press the star and 1 on your phone. The conference is being recorded today.

                           At this time, I would like to turn the call over to Mr. Alarcon. Please go ahead, sir.

Raul Alarcon, Jr.:         Thank you. Good morning, ladies and gentlemen and
                           welcome to the SBS First Quarter 2003 Teleconference
                           Call.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 2


                           Joining me today to discuss our operating results are Joseph Garcia, our Chief Financial Officer and Bill Tanner, who is joining us from Los Angeles, our Executive Vice-President of Programming.

                           Before we begin, allow me to say that this afternoon's conference call may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. Please refer to our most recent perspectives for a list of those factors that could impact actual results.

                           I'll begin today by summarizing our financial results. Then we're going to review some key operating highlights in some markets including the recent Winter-book ratings result.

                           Bill Tanner is then going to provide some brief comments on the current programming matters.

                           Afterwards, Joe Garcia will then review the results for the first quarter in more detail as well as comment on our expectations for the current second quarter after which we will then take any questions you may have.

                           As you may have seen in our press release this morning, our first quarter results came in better than our previous guidance for net revenues and station operating income formally known as broadcast cash flow.

                           Overall, excluding AOL Time Warner barter sale, we ended the first quarter with net revenue growth of 9%.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm C
                                                                         Page 3


                           Our station operating income for the first quarter was 10.7 million excluding any warrants connected with the purchase of our LA station, KXOL FM.

                           During the first quarter, our core markets experienced net revenue and station operating income growth with notable gains in Los Angeles and Miami.

                           On a core market composite basis, SBS outpaced the general market in the first quarter by 10%.

                           Let me turn now to a review of some selected markets. Let's begin with Los Angeles.

                           The latest Arbitron Winter book continues to reflect the increase in ratings traction our LA cluster has been achieving.

                           Our LA cluster experienced year over year increases across all demos and all day parts.

                           Comparing our full market FM signals to our competitors, our cluster achieved higher ratings in three of the six-day parts in its target demographic of 18 to 34.

                           KLAX garnered a 4.9 share in their target demo of 18 to 34, an impressive 40% increase over last year, which places it in the No. 1 slot for Hispanic listening and the fourth most listened to station in Los Angeles regardless of format or language.

                           KXOL experienced a 15% increase in the 18 to 34 demo and a notable 29% increase in the 25- to 54-year-old demo.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 4


                           We are pleased with the initial results of KZAB, our new addition in Los Angeles. As many of you know, KZAB debuted on March 1st with the unique music mix targeting LA's huge Central American population.

                           During its first month on the air, KZAB captured a
                           1.8 share of the 18 to 34 demo in the last two weeks of the survey.

                           Most importantly, KZAB gives us our third FM format in the all-important Los Angeles market. And our LA properties continue to outpace the marketplace as well as capture their fair share of LA's Hispanic radio dollars.

                           In the first quarter, our rates have increased 25% to 40% over last year.

                           Looking at cash sales, our LA cluster wrapped up the first quarter with a generous 44% increase over last year.

                           Some of our categories in the first quarter include automotive, fast food, wireless communications, and department stores.

                           Turning briefly to our other markets -- New York, Chicago, and Miami -- in New York, WSKQ displayed ratings gains across all demos in the Arbitron Winter book.

                           WPAT experienced year over year ratings gains in all demos as well.

                           In the 12 plus demo, WPAT increased from a 25 to a 28, a 12% increase year over year. Eighteen to thirty-four, WPAT displayed a 15% increase as well as a 7% jump in the 25 to 54 demo.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 5


                           Our flagship, WSKQ, continues to be ranked the second most listened to morning show in the New York market, English or Spanish, in their targeted demographic of 25 to 54 year olds.

                           I want to stress that with WSKQ and WPAT, SBS enjoys the No. 1 and No. 2 in Hispanic ranking in listeners 12 plus, 18 to 34, and 25 to 54 in New York City.

                           New advertising entrants in New York include Liberty Science Center, Time Warner Cable, and Toyota of Manhattan.

                           Turning to Chicago, WLEY continues to lead the Hispanic market in the important 18 to 34 demo. WLEY gangrened a big 5.7 share, placing them as the third highest ranked radio station in Chicago regardless of language or format.

                           Here again, our Chicago outlet is ranked No. 1 among 12 plus, 18 to 34, and 25, 54 Hispanic listeners.

                           We're also pleased with the performance of Onda 92, our new simulcast addition in Chicago. In their first book, Onda 92 garnered a 1.2 share in the important 18 to 34 demo.

                           Besides benefiting from clustering efficiencies, the new station, Onda, will further solidify and consolidate our leadership position in Chicago's Spanish radio.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 6


                           New advertisers in Chicago for the quarter included Toyota, Mitsubishi, Subway's, Dairy Queen, and (Taquita).

                           The most active categories for the quarter were automotive, wireless communications, and financial institution.

                           Moving along to the Miami market, WRMA continues to be the No 1 in the all-important 18 to 34 demo among Hispanic competitors.

                           In the Winter book, the 18 to 34 year old audience has ranked WRMA FM the eighth most listened to station regardless of format or language.

                           WRMA and WCNQ managed to retain or increase their rating shares across all demos.

                           In their target demographic of 25 to 54, WCNQ FM received a 4.2 share increasing 45% over last year.

                           Looking at sales, our cluster outpaced the Miami radio market by an impressive 10%.

                           In addition, our stations continue to successfully increase rates even in an uncertain economy.

                           New accounts for the quarter, included (General) Tires, Wachovia Bank, and Lexus, and BMW dealerships.

                           Advertising categories remain strong in Miami -- our automotive, retail, and direct response products.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 7


                           So to summarize, we continue to see the results of our investment strategy as evidenced by our improved ratings and revenue growth.

                           In the LA market, our new addition of KZAB in Los Angeles reinforces our leadership position and solidifies our presence in the No. 1 Hispanic market.

                           We are excited about our addition of radio stations in Chicago and look forward to benefiting from the synergies created by that cluster.

                           Our operations are solid. We continue to focus on supporting our ratings, maintaining expense controls, and driving the top line.

                           We are cautiously optimistic that the general economy as well as the advertising market will turn around in the second half of the year. Moreover, I'd like to reiterate that we are very confident about the long-term growth potential of our audience in the Spanish language advertising market as well as our ability to position the company to take advantage of this growth.

                           The ratings in all of our core markets -- New York, Los Angeles, Chicago, and Miami -- remains strong, thereby demonstrating our success in establishing our brands and increasing awareness among Hispanic consumers.

                           We're in this business, as I've said many times, for the long term. By combining aggressive sales strategies and cost controls with opportunistic acquisitions, our shareholders will be rewarded.

                           And with those comments I'd like to turn the call over to Bill Tanner for some programming analysis.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 8


                           Bill?

Bill Tanner:               Thanks, Raul. Just to give you a little bit of color
                           behind some of the rating stories that Raul told you about, in Los Angeles, KZAB - we think La Sabrosa is on track to reach a whole new group of people that have not had a favorite radio station.

                           These people are called in the research business "settlers," meaning that they didn't really have a favorite station but they sort of settled for a radio station that wasn't exactly what they wanted but it was closest to it.

                           In the case of Central Americans in Los Angeles, that was KLVE in Los Angeles.

                           KLVE has been under pressure from both our KXOL radio station and now from KZAB and we expect that pressure the continue as KZAB establishes itself as a brand and as it gets more and more known which takes a while for a radio station to accomplish that.

                           Having said that, the performance of La Sabrosa in the first two weeks it was on the air, which is the last two weeks of the Winter survey period, is very impressive but we all want everyone to know that this is still a very young brand that we're just developing and we do think it has a substantial amount of way to go.

                           We're very pleased with, particularly KLAX, which is showing some competitive increases and is really stronger than it ever has been in the 18 to 34 demographic.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                         Page 9


                           There have an awful lot of change that's going on in the Los Angeles market -- not with our stations but with other stations in the market.

                           The Entravision radio station, KSSE, switched frequencies and some of the multiple frequencies that it was transmitting on had changed to other formats.

                           Also, the long time morning ratings leader, Renan Almendarez Coello, has moved his show to afternoons on KSCA and a new gentleman has been brought in from San Jose.

                           Our first indications are that KSCA has taken a substantial drop when Renan switched to the afternoon show. His audience is following him -- some of them -- to afternoons but they're confronted with the fact that there's just not as much tune in, in afternoon radio as there is in morning radio and, therefore, there are an awful lot of listeners up for grabs.

                           Our indication is that Piolin, the morning guy who has replaced Renan on KSCA, is not as favorably regarded as Renan was. So, we think there's a great opportunity existing in Los Angeles.

                           We'll continue growth as we program competitively against the HBC radio stations and all other radio stations in the market. They are good radio stations and we think that we have an excellent opportunity to improve our position.

                           In New York, we're particularly happy with the performance of WSKQ, which continues to be the leading radio station - the leading Hispanic radio station in America.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 10


                           And in particular, our morning show, "El Vacilon de la Manana," the - Luis Jimenez and his crew is hitting the ball out of the park in rating book after rating book.

                           This radio station in the mornings now is the No. 2 radio station overall both 12 plus and with adults 25 to 54. It is up substantially in the ratings and our indications are that it is going to continue to build.

                           This is a very, very strong radio station provided - presided over by a gentleman who knows his business really well, Luis Jimenez, and his crew of crazies in the morning in New York and we think there's substantial growth opportunity left in (mega).

                           And the other thing is WPAT is showing some very nice growth year to year and we expect that to continue as we move our station, Amore, in New York, WPAT to a somewhat younger sounding format -- not dramatically younger but just a little bit younger than it had been before. Probably the difference between targeting a station, say, of 40 to 45 year olds as it was previously and more now it's 35, 40 year old, so, a little younger there and its paid off for us.

                           In Chicago, as Raul told you, our new station, La Onda, has added definitely to WLEY.

                           WLEY has been the winning station in the format for quite a while now in Chicago and we think La Onda is going to give us yet another edge in the Chicago market.

                           We're very proud in Miami of the performance of both WCNQ and WRMA.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 11


                           WRMA as the No. 1 Spanish station in the 18 to 34 demography is very significant. This is a big improvement for this radio station.

                           It's also doing very well 25 to 54 and WCNQ, as Raul told you also, is making good progress in the 25 to 54 demo and we think that it's a song and radio station. Radio doesn't compete in the category with any other radio station. It's a combination of English and Spanish and also has - it's primarily an oldies radio station. It is an oldies radio station and it's doing very well.

                           The one other market that I wanted to mention to you that we're very happy with is Puerto Rico where our Estero format - Estero Tempo station is the No. 1 25 to 54 format in the market and in the No. 3 position is La Zeta which is also a radio station in Puerto Rico.

                           So we have a total of 11 stations, five different formats in Puerto Rico and they are performing really, really well.

                           I think the word in SBS is that we want to aggressively compete more than ever now and that's what we think we do really well and with that, I'll turn it over to Raul and Joe Garcia.

Joseph Garcia:             Thank you, Bill. Good afternoon.

                           First I'd like to discuss some non-GAAP disclosure issues and then I'll comment on the first quarter results and provide our outlook for the current second quarter.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 12


                           Recently, the SEC issued Regulation G, which affects the way companies disclose non-GAAP financial information.

                           Station operating income replaces broadcast cash flow or BCF as the metric used by us to access the performance of its stations.

                           Although it is calculated in the same manner as BCF, we believe that using the term "station operating income" provides a more accurate description of the performance measure.

                           Station operating income and same station results are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles.

                           However, the Company believes that these measures are useful in evaluating its performance because they reflect a measure of performance for its radio stations before considering costs and expenses related to its specific corporate and capital structure.

                           In addition, the Company believes same-station results provide a useful measure of performance because they present station operating income before the impact of any acquisitions or dispositions completed during the relevant periods, which allow it to measure only the performance of radio stations it owned and operated during the entire relevant periods.

                           These measures are widely used in the broadcast industry to evaluate a radio company's operating performance and are used by management for internal budgeting purposes as well as to evaluate the performance of the Company's radio stations.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 13


                           However, these measures should not be considered as a substitutes for operating income or loss, cash flows from operating activities, net income or loss, or any other measure for determining financial performance or liquidity that is calculated in accordance with generally accepted accounting principles.

                           Please refer to this morning's press release for further information, definitions of non-GAAP results, and reconciling schedules pertaining to our first quarter results.

                           To provide better comparability of net revenue and station operating income, I will discuss pro forma results excluding the prior year's no return and significant non-cash impact, the AOL barter agreement.

                           Looking at the first quarter, net revenues were $28.8 million compared to $28.9 million for the same period a year ago -- a decrease of $100,000 or less than 1%.

                           Excluding the AOL agreement, net revenues were 28.8 million compared to 26.4 million, an increase of 9% or $2.4 million.

                           First quarter revenues primarily increased by the result of substantial revenue base in our Los Angeles and Miami markets.

                           The station operating income, excluding warrants was
                           10.7 million compared to 11 million for same period last year. This is a decrease of 300,000 or 3%.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 14


                           Excluding the agreement with AOL, station operating income, excluding warrants, was 10.7 million compared to 11 million, a decrease of 300,000 or 3%.

                           The station operating income decrease was not favorable to the status quo related to our new format launch (independent) and our new stations in Chicago as well as a 78% increase in marketing expenditures.

                           Excluding early start up cost, our station's operating income will have been 11.7 million or 6% increase over last year.

                           (Not taking) expenditures for the quarter were 1.3 million.

                           Our corporate expenses for the first quarter were at
                           4.5 million compared to 2.9 million for the same period last year, an increase of 1.6 million.

                           The increase is attributable to higher insurance costs and labor fees.

                           Also, capital expenditures for the first quarter were $1.2 million. Depreciation for the quarter was $743,000.

                           On a same station basis, net revenues were 28.5 million compared to 28.6 million for the same period last year, a $100,000 decrease (unintelligible).

                           Excluding the AOL deal, same station net revenues were 28.5 million compared to $26.4 million or a $2.4 million increase or 9%.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 15


                           Excluding the AOL Time Warner agreement and any warrants pertaining to the KXOL acquisition, same station operating income was 12.1 million, a 5% increase over last year.

                           As of the end of the first quarter, we had $65.1 million of cash at hand.

                           Net debt is 263.4 million, giving us at average EBITDA of 6.1 times.

                           Now I'd like to provide second quarter 2003 outlook.

                           The guidance would be excluding prior year's annual results and any potential non-cash expense related to warrants that may be issued as part of the - of our acquisition of KXOL.

                           In addition, the guidance will include the revenue and operating cost of the new stations in Chicago and Los Angeles.

                           Factoring in the current status of the economic environment and uncertainties from advertisers, we expect second quarter 2003 revenues to be flat the slightly negative with last year.

                           Station operating income for the second quarter is expected to be in the range of $14 to $14.5 million.

                           Projected capital expenditures for the second quarter would be approximately $1.2 million.

                           We also anticipate spending nearly $3.4 million in advertising expenditures during this second quarter.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 16


                           Due to the increase of insurance and professional fees, we expect our corporate expenses to be approximately $4.5 million in the second quarter.

                           As Raul mentioned, we are optimistic that the second half of the year would bring a bucket of turnaround in advertising sales as well as the general economy.

                           With that being said, I would like to turn over the call if there are any questions.

                           Operator?

Conference Coordinator:    Once again, if you would like to ask a question
                           today, please press the star and 1 on your touchtone telephone.

                           The first question we'll take today comes from Bill Meyers of Lehman Brothers. Go ahead, sir.

Bill Meyers:               Hi, Raul and Joe. A couple of quick questions.

                           First of all on the asset sales. Is there anything you could talk about with respect to San Francisco and San Antonio? Also, is Puerto Rico still strategic or is that available for sale and the updates in terms of the efforts or the progress of the strategic partner. And then I'll come back with anther one.

Raul Alarcon, Jr.:         Oh, Bill, we'll continue our conversations regarding
                           some sales of non-core stations that you delineated.
                           Our conversations are ongoing. We haven't made any decisions yet.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 17


                           We're looking at the level of interest from specific parties. We will be informing you as soon as anything concrete materializes or anything acceptable or anything negotiable materializes with respect to the - to those assets -- specifically you mentioned San Francisco and San Antonio.

                           Puerto Rico is a market, as you know, Bill that we have a lot of faith in. We have a lot of hope for it. We believe that we have a very strong position in Puerto Rico. The recent ratings show us No. 1. In those - in that demo I believe it was 25, 54, No. 1 and 3 in the market.

                           Puerto Rico presents an opportunity for us as we consolidate the market hopefully raising rates and standardizing commission. Our levels at the agency has been an inherent problem in the island.

                           We don't see major changes competitively in Puerto Rico radio. We continue to think it's going to be a growth market for us going forward so we're absolutely excited about the opportunities in Puerto Rico.

                           And if I could have the second part, Bill?

Bill Meyers:               That's right. In terms of strategic partner or
                           financial partner, anything that you are interested
                           (at in) discussions?

Raul Alarcon, Jr.:         As you know, Bill, we - we're open to discussing any
                           type of permutation or possibility that exist with a strategic partner. Our conversations are - have been always ongoing and they will continue.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 18


                           We absolutely will - our priority for the company, of course, as you know is completing the financing of KXOL later this year and we're looking at not only the two items that you mentioned but also we believe that the indications are that the dead market, the high yield market is very healthy now so we're taking a look at some proposals from some of our banking friends on that front and we'd hope to be able to be in a position to take advantage of all of these opportunities as they arise -- the appropriate ones obviously.

Bill Meyers:               Great. And Bill, before you'd mentioned how your
                           primary competitor had some changes about the morning show and the afternoon show. Do you expect there to be more programming changes in the marketplace? Do you expect other talents to move from company to company? And how do you see that shaking out?

Bill Tanner:               Well, from what I can tell right now, it's now set
                           up. There have been such tremendous changes with some radio stations as I said moving from one frequency to another, and then the large issue of Renan moving from morning drive to afternoon drive and the fact there's just not as many people listening to the radio in afternoon as they were in mornings. But I think pretty much what I see is we're set at the moment.

                           We're very happy with our lineups that we have on our stations there in the same - at - our primary day part people have been in the same slots for -- going on three years now and we could see it beginning to pay off so I'm not privy to what other companies are going to do but as far as our stations are concerned, we're pretty happy with what we have.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 19


Raul Alarcon, Jr.:         And I think it would be safe, Bill, to add that, you
                           know, in a market as important as Los Angeles, yes, there has been a lot of shakeup and there's been a lot of movement in the market.

                           I think, Bill, that you would agree with me if I mentioned to Bill Meyers that the important thing for us was to establish a strong position in Los Angeles.

Bill Tanner:               Yes.

Raul Alarcon, Jr.:         And as you know, short two years ago, a year and a
                           half ago, we were really behind the eight ball in that market and I think you've - you, Bill Tanner, have done a wonderful job in putting together formats that are successful, also taking on that third format back from the church and programming it in what I consider to be a very potentially very successful niche -- open niche -- in Los Angeles.

                           I think, Bill Meyers, I think the answer to your question is we're very excited about what we've accomplished so far and, yes, there's going to be movement in the market. There's going to be fluctuation but I think we're set with three major FM formats, each of them niched, each of them very focused on the direction of Bill Tanner and I think we're, you know, I think we're very expectant, very hopeful about the future of LA for the company.

Bill Meyers:               And then just one last question so I can (show) some
                           other people.

                           You know, after the LA close, whether it's a function of credit facility or high yield or asset sales, where would you want your debt leverage to be maybe one or two years out? Kind of what's your longer term comfort level?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 20


Raul Alarcon, Jr.:         I think we've always stated that we're comfortable
                           in five times or lower. Bill, that's where we would like to be.

                           I think that's going to be aided tremendously by the cash flow generation and growth in Los Angeles. Los Angeles we have targeted as a tremendous cash flow (growth) of course going forward but to answer your question, that's where we ideally would like to be -- five or less.

Bill Meyers:               Great. Thanks very much.

Raul Alarcon, Jr.:         Thank you.

Conference Coordinator:    We'll take our next question from the site of Keith
                           Faucett with Merrill Lynch. Go ahead, sir.

Keith Fawcett:             Good afternoon, gentlemen.

Raul Alarcon, Jr.:         Hi, Keith.

Man:                       Hi.

Keith Fawcett:             I missed the opening. There were all the - was it
                           audience or advertising that was up 44% in your cluster in the first quarter?

Raul Alarcon, Jr.:         I believe that was sales.

Keith Fawcett:             The sales?

Raul Alarcon, Jr.:         Yes.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 21


Keith Fawcett:             Just to dwell a little bit more on LA, you know,
                           when I look at the ratings there it strikes me that the morning audience for Renan really hasn't, like, showed up anywhere. It's sort of has disappeared and I'm wondering if you'd take that as just an Arbitron problem or where that audience might gravitate to.

                           And in addition, I know that you've cut a deal, I think, with Infinity to improve your geographic coverage on DAB. I was wondering if you could give us an update on the status of that deal and perhaps an approximation of how much it might improve your reach in the Hispanic community in LA when you switch antenna sites.

Raul Alarcon, Jr.:         Okay. With the first part of your question, Keith, I
                           think Bill had mentioned that - I think the safe thing to say that this fellow's departure from morning drive was a surprise, I think, for everyone in the market -- it may have been a surprise for SBC too, I'm not sure.

                           In any case, that's less a lot of - we feel, are our reading of the ratings of a lot of this is franchise listeners.

                           The fellow (happened would have been) Central American. I think that that was a large component of their audience on that station. That's my own particular belief, and so I think that you have a lot of audience now having tuned into this fellow for the morning for many years and now they tuned in and there's another guy there and they don't know him and he isn't promoted and, "Who is this guy?"

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 22


                           And I think that Bill stated it correctly that that is a - I think a huge opportunity for the competitors in LA seeing that this guy was, you know, so strong in the morning.

                           Now, we came up with the (nitched) format on KZAB independent of that happening. They both happened almost simultaneous and this guy went of the air mid-February, whatever, and we launched on March 1st but I know, I could tell you, that we saw - I know that I had discussed it with Bill and our people - programming people in Los Angeles for our new station which is a Central American focused station.

                           A huge opportunity precisely because we felt that there had been (listening) franchised listeners as a result of those changes.

                           So, yes, I hope we answered your question. I think we're very focused in our approach to the market. I think there has been a lot of movement, as Bill mentioned, particularly in the morning. And with some frequency changes in LA we've tried to be as consistent as we can with our two mainstays, you know, KLAX and KXOL, and I think this new format which we thought about long and hard, you know, nobody had the desire to target the Central American audience specifically before. And so that was a risk that we took and I felt it was a warranted risk because of the huge population that was there and because we felt, I felt, we felt that there were listeners that were available to us.

                           Now, the very early indications of Arbitron showed that we were right but I want to also emphasize what Bill said and that was, you know, this station is just out of the gate. You know, we need to brand the station, we need to promote the station, we need to do everything right, but I think the main thing that we're doing right, Keith, and I don't want to, you know, I don't want to elaborate too much on this but I think the main thing

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 23


                           that we're doing right is that we're focusing it right in terms of a niche market, a niche population that didn't have, as Bill mentioned, a favorite station before.

                           So I think that's going to give us, you know, three very variable formats. I'm very excited about the third one -- the addition of the third one.

                           With respect to the transmitter relocation, that's correct. We have signed a lease with Infinity. I believe that we've been pending at the SEC. I don't know if the transmitter relocation has been approved. I think it has been and so we will hopefully and I think the target date was July or August, I think. We're going to be at a new site which is going to bring us about 8 kilometers closer -- roughly 5 miles closer -- to the heart of our population, Central American population, in Los Angeles.

                           Someone calculated, some ingenious engineer calculated that to be about 1,000,000 people. I think it was 8 - 900,000 people more that will be served by that move.

                           So, you know, in terms of improving KZAB's penetration and signal, I think that was the right thing to do. It had been planned way before but I think it's going to hit just at the right moment when the station is taking off and obviously we would want to have the best signal possible.

                           As you know, Keith, that's only half of the equation because you've got the other simulcast on 93.5 out of Ontario, so I think with both of them we're going to have wide coverage of the market, again, in a niche format and I think we're going to do very well with it.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 24


Bill Tanner:               Raul, I want to mention also that KLAX has a huge
                           outdoor showing up for our morning show that just went up, I guess, probably in April. So, we're very actively promoting our morning show on KLAX and we expect - we've also made some personnel changes and brought some new comedy into the show so we think it's in a position to acquire audience.

Raul Alarcon, Jr.:         All right, Keith, anything else?

                           Hello?

Conference Coordinator:    We'll take our next question from the site of Kit
                           Spring with Stiefel Nicholas. Go ahead.

Kit Spring:                Hi, good afternoon.

                           First, I have a question on your guidance. It was flat to minus. It's a little bit below where your peers had been. I would have thought you would have been a little bit above peers. I'm wondering, one, is it same store? Are you being conservative why you might be growing slower than your peers or do you think the market has just slowed down since your peers kind of reported guidance a week or two ago? That's my first question.

                           Second question is on legal expenses. When do you expect them to drop and are you still active on the lawsuit (unintelligible)?

Raul Alarcon, Jr.:         I'll take the second part first. I'm sorry, your
                           name is Kit, I think?

Kit Spring:                Kit Spring, yes.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 25


Raul Alarcon, Jr.:         Yes. The legal expense is of course we consider them
                           to be non-recurring as - say, once we've finished with the matters that are on the table now. We don't expect them to reoccur. We do have a pending legal action -- as many of you may know -- which is now under reconsideration at the Miami Court. It is basically static until the Judge decides whether reconsideration is warranted or not. So, we don't want to comment further on that until the Court in Miami makes its decision.

                           With respect to guidance, Joe, I don't know. He said that we had projected a little bit lower than our peers.

Joseph Garcia:             Yes. Let me just comment on that. First of all, our
                           guidance of flat to slightly negative. It's all in including our estimated revenues in both for the startups in Chicago and Los Angeles.

                           The - in addition to that, I'd like to comment that there is - right now the map out there shows that the big markets, namely New York and Chicago but especially in New York, continues to show local economic weaknesses, very prevalent in the New York City economy at this moment and that tampers my guidance.

                           I also like to say that we tend to be conservative in our outlook and try to be able to go beyond that when the final numbers are in.

Kit Spring:                Okay.

Joseph Garcia:             Thank you.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 26


Kit Spring:                Thank you.

Conference Coordinator:    The next question today comes from the side of
                           Bishop Cheen with Wachovia Securities. Go ahead.

Bishop Cheen:              Hey, good afternoon, Raul, Joe, and Bill. The - my
                           question is in Chicago where you've made a - it's certainly more than a dent certainly an investment, success (bridged) to competition your good friends down the block had acquired maybe 93.5 in (Juliet) yet, Bill, how much a factor is that station going to be in the competitive mix?

Bill Tanner:               I can't tell you because we're not exactly sure what
                           they're doing. At the moment, their station is sort of a pop station and it depends on whether they decide to simulcast that or whether they decide to program it in a different format.

                           We believe that our stations that we've gotten are positioned with the format that is - available format in the market, which is Romantica. And that's why we're very enthusiastic about our stations. It will just depend on what they do with it.

Raul Alarcon, Jr.:         I would add, Bishop, that, I think, overall, a safe
                           statement could be made regarding Chicago. It's an enormously underserved radio market. So, that, I think, that there is - I think you have over a million people - Hispanic people - in Chicago and you have really, from my take, of the two real formats.

                           This station that you're referring to, I think, needs to be subject to a transmitter relocation in order to make it more viable. And we'll see, I think, I would defer to Bill on seeing exactly what they do with the signal and what

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 27


                           they do with the format before I can give you a more elaborate or precise answer.

Bishop Cheen:              Fair enough. Let me ask in start-up cost because you
                           mentioned that that is one of the reasons that realistically you can't talk about going to the moon in Q2. Will those startup costs be more driven by Los Angeles or Chicago?

Joseph Garcia:             I would say that they are equally divided.

Bishop Cheen:              Oh, sorry.

Joseph Garcia:             Equally divided. With perhaps a little bit more in
                           Chicago since we already have about two stations. We have already a significant cluster in LA so, operating expenses there incremental will be - will tend to be less than in the stage on growing ongoing stations prior to this acquisition.

Bishop Cheen:              Bravo. And then lastly a little housekeeping. We had
                           - I think, as we entered the start of the year a 205 million balance on LA acquisition with a 15 million payment scheduled in March. So, the balance should, be as we speak today, about 190.

Raul Alarcon, Jr.:         That is correct.

Bishop Cheen:              Okay. I get to go on to the next level. And that's
                           it? There's no other contingencies on that final acquisition and as far you can tell the timing in that would still be yearend 2003?

Raul Alarcon, Jr.:         The timing, Bishop, the timing contractually is by
                           the end of 2003.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 28


Bishop Cheen:              Right.

Raul Alarcon, Jr.:         The number will be 190. It will not go up. We're
                           going to look and see and investigate and study the alternatives as to whether it would be convenient for us to close prior to December. There's some arguments to say that we should close prior to December, take advantage of the marketplace, et cetera. So - but, yes. Contractually, the closing must take place before December 31st of this year.

Bishop Cheen:              Yes. All right. Thank you.

Raul Alarcon, Jr.:         Thanks, Bishop.

Conference Coordinator:    The next question today comes from Michael Weiseburg
                           with ING. Go ahead.

Michael Weiseburg:         A couple of questions if I could. First of all,
                           could you tell us how April came in, Joe, in revenue?

Joseph Garcia:             April came in revenues, I - let me - if I - I'd like
                           to help you out by giving you some basics.

Michael Weiseburg:         Okay.

Joseph Garcia:             I prefer to do it that way.

Michael Weiseburg:         Okay.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 29


Joseph Garcia:             Basically - I'll give it you by stations. The
                           general market for April in New York, as well as our stations, are pretty much in line with the market.
                           The New York market is down in the range of 3% to 5% in general market radio. So, that's pretty much our experiences for our own stations there.

                           In Los Angeles, the market in April was up by 11%. Our stations were up 50%.

                           In Chicago, unfortunately, I don't have any forward-looking data regarding the general market from Chicago and Miami - not in Miami. I'll stay with Chicago for a second. There is no forward-looking numbers in Chicago. The data shows that the marketing has been consistently low in negative numbers in the 1% to 2% negative. Our numbers are in that range as well for Chicago. So, there's some softness in April there.

                           Miami, The market is up by 4% in the April and in the month of May our number - excuse me - April, our numbers are up by 5%.

                           You did not asked but I would also like to provide some color slightly on May and June. May shows some characteristics very similar to the month of April. And that said, June basis right now reflect a much better look - outlook in terms of basing of revenues.

Michael Weiseburg:         Great. So, June is pacing up then?

Joseph Garcia:             June is pacing up. June is pacing up for us and -
                           well, June is pacing up in LA, Chicago. And right now looks flattish in New York and Miami. The general market for June, New York is pacing downwards by 6%. LA market is up by 6, and I don't have information with Chicago and Miami.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 30


Michael Weiseburg:         Okay. So, New York is pacing down overall but your
                           pacing is flat. Is that right?

Joseph Garcia:             That is right. The market is pacing downwards,
                           pacing flat.

Michael Weiseburg:         Okay. Great. Did you - can I ask you a question
                           about legal expenses? Did you mention how big your legal expenses were in the first quarter, Joe?

Joseph Garcia:             Overall, my legal expenses were approximately $1.7
                           million.

Michael Weiseburg:         In the first quarter?

Joseph Garcia:             In the first quarter.

Michael Weiseburg:         Okay. Is that - I guess, that would explain the
                           increase in corporate expenses. Because I was looking at my notes, I guess, your guidance was - well, maybe you didn't got it. But that's a big step up from what it was in the fourth quarter. Is that right?

Joseph Garcia:             You're correct.

Michael Weiseburg:         And what - is (David Boyce) making more money at our
                           expense here?

Joseph Garcia:             I'm sorry. I can't hear your question. Again?

Michael Weiseburg:         We're - what's causing the increase in the
                           expenditures there?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 31


Raul Alarcon, Jr.:         During the first quarter we had significant legal
                           outlay due to, among other things, the series of depositions regarding the lawsuit that I mentioned before in Miami. That took place during mid-January.
                           And that was a considerable amount of deposition testimony that was taken from my (big) six individuals. So, that was...

Michael Weiseburg:         And will it stay at that kind of level on the second
                           quarter?

Raul Alarcon, Jr.:         No, I don't believe so. You know, as I said, we're
                           now waiting for the Judge to decide on motion for reconsideration. Depending on what the Judge decides and we'll be able to give you a little bit more guidance on that.

Michael Weiseburg:         Okay. And in terms of the corporate expenses with -
                           I think, you mentioned were 4 million in change. Do you think it will stay there for the second half or could it come down some? Or, I mean, which will you be looking for?

Joseph Garcia:             I think the safe thing to do is to assume that we've
                           got so far expenditures will continue - may continue for the second quarter until June.

Michael Weiseburg:         No - I guess - I'm sorry, what about the second
                           half? What would you say there?

Joseph Garcia:             The second half - I - our bidding is that they're
                           going to go down.

Michael Weiseburg:         Okay.

Joseph Garcia:             Yes.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 32


Michael Weiseburg:         Great. And did you mention - you said you're
                           spending 3.4 million in advertising in the second quarter. Is that right?

Joseph Garcia:             In the second quarter we are estimating - we're
                           projecting $3.4 million in advertising.

Michael Weiseburg:         And what was that in the first quarter?

Joseph Garcia:             In the first quarter it was 1.3 and I quoted a
                           percentage of 78% increase. That is an incorrect number. It's 1.3 versus last year 900,000. So, the incremental was 34%.

Michael Weiseburg:         Okay. And the big increase is because of Chicago and
                           LA from all the new stations?

Joseph Garcia:             We continue to brand aggressively our stations in
                           Los Angeles.

Michael Weiseburg:         Great. And I don't have - I guess, one of the other
                           questions - my final question - I don't have all the ratings data but you didn't see much of a change in the morning ratings in LA in terms of, you know, picking up anything that Renan might have, you know, might have been lost from his movement.

Joseph Garcia:             I'd defer to Bill on that but I'll only say that
                           it's, I think, a little recent. The change was relatively a reason that took place, I think, in mid-February if I'm not mistaken.

                           Bill, do you want to add to that?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 33


Bill Tanner:               Yes. I would just say not yet. I think, that we -
                           that's an area where we intend to be very aggressive particularly on air. And we do expect to have some benefit from that change.

Michael Weiseburg:         Great. Thanks a lot.

Man:                       Thank you.

Conference Coordinator:    Our next question today comes from Robert Andrade
                           with Caxton. Go ahead, sir.

Robert Andrade:            Good afternoon, guys.

Raul Alarcon, Jr.:         Good afternoon.

Robert Andrade:            Two questions. The first one is balance sheet
                           related. Is the quarter ending balance sheet number of 65 million reflective of the $22 million cash payment for big cities and the funding for KXOL of 50 million?

Joseph Garcia:             No, it is not. It - that's the Chicago funding
                           current in April.

Robert Andrade:            Okay.

Joseph Garcia:             And then there was a subsequent interest payment of
                           $60 million, which also occurred in April.

Robert Andrade:            Okay. And secondly, when do you expect the LA and
                           Chicago stations to breakeven on the station cash flow basis?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 34


Joseph Garcia:             I think they're both - they're going to be breakeven
                           by yearend -- December. Or slightly negative maybe by $500,000 both - in combined stations.

Robert Andrade:            Did you already say, and I apologize if you did,
                           what you expect their loss to contribute as far as on the second quarter?

Joseph Garcia:             On the second quarter the - we're expecting - we are
                           estimating losses of roughly $500,000.

Robert Andrade:            From both? Or combined?

Joseph Garcia:             From both stations.

Robert Andrade:            At the combined basis. Right?

Joseph Garcia:             At the combined basis, right.

Robert Andrade:            Okay. Great. Thank you.

Joseph Garcia:             Thank you.

Conference Coordinator:    We'll move next to the side of Richard Rosenstein
                           with Goldman Sachs. Go ahead.

Richard Rosenstein:        Thank you. Raul, I guess, a little over a year ago I
                           had asked you on one of the earnings calls if you had an unlimited amount of capital available to operate your stations, how you might spend that differently on operating expenses. And you said at that time, if I remember correctly, without question you'd spend on promotion. And I'm just wondering, do you still feel that

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 35


                           way? And how, if at all, does that change your view when taking about competing against Hispanic combined with (Univision)?

Raul Alarcon, Jr.:         Richard, the promotion of a radio station and the
                           branding of a radio station is always important.
                           Obviously, it's more important right after the launch. After the launch could be determined by some people to be a quarter, a year, couple of years, you know. I think, that's a very important time when you need to brand the station, when you need to let people know from external media what you're doing on the air.

                           I think, when you asked me that question last time we had just launched or we had just finished launching sometime previously on our LA station. We were in the thick of a branding campaign.

                           I think, if you ask Bill Tanner, you know, he would tell you that branding is important all the time. And, you know, to hammer into the heads of the listeners with - especially in a market like Los Angeles where you have so many - so much input regarding advertising for competing radio stations, it's always an important factor.

                           Yes, to answer your question truthfully, you know, after the station has stabilized, I think, you can go into a maintenance mode on promotion which would be certainly at a lower level than launches or startups. But, you know, given your question as you asked it before on limited budget, yes, I think, promotion is very important. You know, as important, you know, I think, as important as having the right album, having the right music on the air where, you know, in research we spend quite a bit of money also to get - make sure we have the right music mix, the right format, the right hold, and the right on-air talent.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 36


                           So, you know, with respect to that question, I think, if you - in the timeframe that you'd ask it before it was obviously, I think, a point in time where we were branding aggressively. We continue to promote stations. We have, as we've discussed, two start-ups, Chicago and LA. I have high hopes for both of them particularly Los Angeles and we're going to continue to see, as Joe mentioned, advertising expenditure in order to continue our branding of these startup facilities.

Richard Rosenstein:        And, I mean, you've, obviously, done an admirable
                           job thus far. I just wondered if the maintenance level of spending might get elevated as a result of Univision's ownership of Hispanic.

Raul Alarcon, Jr.:         You know, a lot of people have speculated about
                           that. I don't - if your question is as to maintenance now as opposed to maintenance after this merger happens, if it happens, I would have to say that I don't - I really don't - I haven't looked at it that way. You know, maintenance level on promotion of a radio station to establish a mature the radio station. Bill Tanner may disagree, I don't know, but, I think, it would probably be half on an annualized basis as to what it is compared to when you launch.

                           With respect to, you know, looking at this through the lens of having had the merger happened and the combination of radio and television in the Hispanic market I think, we would need to be a little bit more careful. I think it would be a little bit more prudent. I think, we would need to be a little bit more targeted in how we're going to promote and really conserve our dollars and do it in a very strategic way.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 37


                           But otherwise, you know, I think, the more important side of that formula is programming and that we have what the listeners want to hear in respective of whether our competitor is owned by a TV company or not. And we're going to continue to focus on that pre-merger, post merger, if there is a merger, if there's no merger, we're going to continue looking at, you know, developing our stations, program them properly, and maintenance promotion or start-up promotion as the case maybe.

Richard Rosenstein:        That's very helpful. Thank you.

Raul Alarcon, Jr.:         Thank you, Richard.

Conference Coordinator:    Once again, if you would like to ask a question
                           today, please press the star and 1 on your touchtone phone.

                           The next question comes from Laura Sloate with Sloate Weisman. Go ahead.

Raul Alarcon, Jr.:         Yes. Hello, Laura?

Laura Sloate:              Hello.

Conference Coordinator:    Laura, your line is open. Go ahead.

Laura Sloate:              Oh. Hi, Raul...

Raul Alarcon, Jr.:         Hi.

Laura Sloate:              ...Joseph.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 38


                           Let me go back to this legal case. Since there seems to be no grounds and it was tossed out, if the Judge will not hear it on the (pellet) division, which I hope he has good sense not to and keep - stop wasting shareholder money. Then, what are you going to do? Are you going to go forward? Can you go forward? Is there another recourse?

Raul Alarcon, Jr.:         Laura, just so that we understand each other, we're
                           in front of the Court of Miami on reconsideration of her initial decision which she took in, I guess, it was in January or February.

Laura Sloate:              Okay. So, this - you're still at the first instance?

Raul Alarcon, Jr.:         You should.

Laura Sloate:              You're not at the (pellet)?

Raul Alarcon, Jr.:         Exactly. That was my answer. That's right.

Laura Sloate:              Okay. And what would you do if she throws you out
                           again?

Raul Alarcon, Jr.:         I think that I have stated before, I believe very
                           strongly in the merits of the case. We will prosecute them vigorously. We believe she heard in her decision. We hope that she recognizes her error.
                           But if she doesn't, we're fully prepared. We'll take a look at it, obviously. But we're fully prepared to continue the appeal.

Laura Sloate:              And so, you intend to continue to waste shareholder
                           money on this. Is there any limit?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 39


Raul Alarcon, Jr.:         We will continue to study in light of our opinion of
                           the merits of the case. As to your question of whether there are limits, obviously, there are limits. And we're not going to pursue this if the proper venue in courts and appeals says that we are wrong. We believe and our legal experts believe that we are not wrong.

Laura Sloate:              (Unintelligible) hasn't won a case since (Michael)
                           (unintelligible). It looks like he's got another loser.

                           Now, let's go back to your financing. This is going to press on the stock until you guys make up your mind and get it done. And the longer you take, the less options you have. So, when do you think you're going to have an announcement on the kind of financing? And, you know, when and if - when it'll be done for the Los Angeles stations.

Raul Alarcon, Jr.:         Well, Laura, let me say - as I said before, we're
                           looking at different alternatives. I don't agree with your assessment that the longer it takes, the worst it's going to be. My experience has been the longer you study something and the more you look at it the more carefully, look at it the more, the more you investigate the options available, and the more you negotiate whatever the ultimate solutions will be, the better you turned out - you turn out to be at the end.

Laura Sloate:              Yes, but don't you have a stop (out) at the end of
                           December?

Raul Alarcon, Jr.:         We have a closing date at the end of December. I
                           would try to truthfully answer your question and that we are very heavily involved in negotiations regarding this financing and I would hope that we could before third quarter is

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 40


                           over. I think we would be in a position to either announce or complete the transaction.

Laura Sloate:              Okay. So, you're going to do it as late as late
                           summer?

Raul Alarcon, Jr.:         Yes. That was what I was thinking as now assuming
                           all the conversations continue what they have to the present date.

Laura Sloate:              Okay. And in terms of other opportunities, are there
                           any other markets, if you had all flexible financing available, that you would go into if you didn't have the - your current market?

Raul Alarcon, Jr.:         We - Laura, as you may know, we're interested in the
                           top ten markets -- Hispanic markets in the US. We look opportunistically to see what's available or what comes on. And can we, you know, can we take advantage of whatever comes across our table in terms of - obviously, if something comes across our table, we take a look at the market, the competitors. If there is a hole, if there is not a hole, how much will it cost, you know. What kind of audience share can we project that - of that facility? I would answer your question by saying we would look at all opportunities get - you know, your question implied, you know, and unlimited ability to pounce on an opportunity. I would limit by looking at alternatives to probably the top ten markets. We really had...

Laura Sloate:              Is Puerto Rico one of the top-ten markets?

Raul Alarcon, Jr.:         Excuse me?

Laura Sloate:              Is Puerto Rico one of the top ten or?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 41


Raul Alarcon, Jr.:         Yes, in our opinion, it is. But in Puerto Rico we're
                           not going to be acquiring. It would be more than that because we've got our full compliment (applies)
                           FMs in that market.

Laura Sloate:              And how does Puerto Rico pace in the first quarter?
                           And what does it look like in the second quarter?

Joseph Garcia:             Puerto is pacing roughly about 6 - 7% below last
                           year. Puerto Rico is a major gauge on how the economy is fairing in the United States or it's a mirror of that. And I'm expecting this - I'm expecting our basis for the second quarter appear to be about the same level.

Laura Sloate:              You mean down 6% to 7%?

Joseph Garcia:             Down to 6% to 7%, yes.

Laura Sloate:              So, you see your market peer in Puerto Rico unlike
                           your other market?

Joseph Garcia:             Market peer in what sense? I'm trying to understand
                           your point.

Laura Sloate:              Well, market peer means that you're pacing what the
                           market's pacing while in the and the other markets you've been outperforming.

Joseph Garcia:             Oh, absolutely, yes.

Laura Sloate:              Okay. And San Francisco, the music format, is that
                           working at all?

Joseph Garcia:             Bill, you want to take that?

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 42


Bill Tanner:               Yes. The San Francisco station was up in the overall
                           ratings in the Winter book. It's a smaller station and it doesn't have a big signal and it doesn't have a huge format position but it's performing about what we think it should do.

Laura Sloate:              Thanks very much.

Bill Tanner:               Thank you.

Conference Coordinator:    Our last question today comes from Bill Meyers with
                           Lehman Brothers. Go ahead, sir.

Bill Meyers:               Joe, just a quick - two quick follow up questions on
                           the financial side. In terms of the taxes, it looks like you had a book tax refund in the first quarter.
                           What should we assume in terms of book and cash taxes for the year? And then, Joe, also, if you can walk us to the warrant accounting for the stations in Los Angeles, how we can model that? Thank you.

Joseph Garcia:             Okay. Let me start with your second question while
                           we put together your first question on the - (go back in) going forward in cash taxes.

                           Regarding the accounting for the warrants, the church is entitled to receive up 100,000 warrants price at the end of the month market date. It's accountant as an expense in our programming line under the KXOL station. The estimate there is, from month-to-month depending, of course, on the price of the stock and the volatility. As you know, the standard practice is to use the black (shows model).

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 43


                           For the month of March, which is the actual that I have is $345,000 in expenses to 343,000, you may - we can estimate that for the quarter ending June assuming that this goes all the way through the month of June, the estimate maybe in the range of $1.2 million for those three months.

                           Regarding your...

Bill Meyers:               And Joe, it's a non-cash expense, correct?

Joseph Garcia:             These are - yes. These are non-cash expenditures and
                           that's why I excluded from my guidance.

                           Bill, I'm trying to answer your other question.

Bill Meyers:               The alternative at positive cash flow.

Joseph Garcia:             Did you ask for the tax rate -- our book tax rate,
                           Bill?

Bill Meyers:               Yes. Just so we could better project that book in
                           cash taxes for the balance of the year.

Joseph Garcia:             Assume a range of 70% to 80%. And for...

Bill Meyers:               I'm sorry.

Joseph Garcia:             ...the book tax rate, 70% to 80%. And regarding cash
                           taxes, (pay) cash taxes in less than $500,000.

Bill Meyers:               Great. Thanks very much.

                               Spanish Broadcasting First Quarter 2003 Earnings
                                                   Moderator: Raul Alarcon, Jr.
                                                            05-13-03/1:00 pm CT
                                                                        Page 44


Joseph Garcia:             Thank you.

Conference Coordinator:    We have no further questions at this time. I'll turn
                           it back over to management for any concluding comments.

Raul Alarcon, Jr.:         Okay. Thank you very much, ladies and gentlemen. We
                           look forward to our next teleconference call.

Conference Coordinator:    That does conclude today's conference. You may
                           disconnect your lines at any time. Thank you for your participation. And have a nice day.


                                      END